EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 15, 2019 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.045489 per unit, payable on March 14, 2019, to unitholders of record on February 28, 2019. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	15,000	74,000	$46.00	$3.76

Prior Month Distribution	16,000	125,000	$55.41	$4.30

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that $135,000 of excess costs was recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $1.5 million, including accrued interest of $261,000.

XTO Energy has advised the Trustee that decreased operating expenses in the current month distribution led to the full recovery of excess costs of $0.1 million, including accrued interest of $1,000, on properties underlying the Oklahoma Working Interest net profits interests.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee Toll Free – 855-588-7839